TERMS AND CONDITIONS
FOR REVERSE CIRCULATION DRILLING SERVICES

This agreement is made between **Infrastructure Materials Corp. US located at 1135 Terminal Way, Suite 207 B, Reno Nevada 89502** hereinafter known as the "Company" and **HARRIS EXPLORATION DRILLING AND ASSOCIATES INC.,** located at 260-11 SOUTH ORANGE STREET, ESCONDIDO, CA, and 7988 WOOLERY AVENUE FALLON NEVADA 89406 hereinafter known as the "Contractor"

THE COMPANY AGREES:

Location of Work and of Holes and Safekeeping of Samples.

To determine the location, depth, and angle of each drill hole and make provisions for the safekeeping of all samples and sludge recovered. It shall be the Company's responsibility to provide sample bags unless specific arrangements are made that the Contractor supply sample bags.

Right of Entry and Removal of Contractor's Property.

To provide at its own expense, all rights of way, both of ingress and egress, and the peaceable possession of all real property that may be required in connection with said work, including real property upon which all necessary temporary buildings and other facilities may be erected, or placed, and to save the Contractor harmless from any and all damages, claims, costs or charges of whatsoever kind or character incident to the occupation and use of said real property.

Roads and Drill Sites.

To construct, reclaim to local, state, and federal requirements, and maintain drill roads and drill sites accessible to quoted drill rigs, supply trucks, and pickups free of cost to Contractor.

Refuse Disposal.

The cost of any storage, transport and burial and/or disposal of drill cuttings, and / or spent drilling fluids shall be borne by the Company. Trash or any other waste generated by the Contractor is the sole responsibility of the Contractor.

Licenses.

That all licenses, land and water use permits, environmental reports, state reports relating to hole plugging, etc. shall be the responsibility of the Company, and that Contractor shall cooperate with and give technical assistance to Company if requested for compliance with these regulations.

Depth of Hole.

That no hole shall exceed the maximum depth set forth in the Project Quote "Exhibit A" attached hereto and made a part hereof. In the event other work or deeper drilling, other than is provided herein, is desired by the Company, such other work or drilling shall be performed under conditions and at such rates as may be agreed upon in a written instrument supplemental to this proposal, and such other work or drilling shall not be performed until such supplemental agreement is in writing and executed by both parties.

Terminations.

Either party to this contract may terminate this Agreement at any time, in whole or in part, by 10 days written notice to the other party. Contractor shall be reimbursed for all mobilization and demobilization and footage and hourly charges on all completed or partially completed drilling.

Right of Refusal.

Should down-hole conditions be such as to prohibit the advancement of the bore hole to the desired maximum depth, the Contractor after notifying the Company shall be empowered to terminate said hole.

THE CONTRACTOR AGREES:

Services and Materials.

To perform the work and provide the services and materials as stated in the attached Project Quote, which shall be a binding part of this contract.

To use approved drilling mud and drilling fluids by state and company.

To provide casing as required for project. However any casing, pipe, or material damaged by borehole conditions, or left in borehole at Company's request shall be billed to Company. Company will pay for such materials at cost plus as defined in exhibit A attached plus freight. If materials are lost due to Contractor negligence cost will be to Contractor's account.

There will be no charge to Company for hammer bits consumed in normal drilling operations unless drilling on an hourly basis, Specialized hammer bits or tri-cone bits will be invoiced at Contractors cost plus handling.

If the drill or other equipment breaks down and spare parts are not available on site, there will be no charge to the Company for standby while Contractor is waiting for parts to be delivered and while fixing the drill.

All services and materials will be accounted for on the Contractor's daily shift report. Shift reports will be completed by Contractor and signed by Company on a daily basis.

Labor and Machinery.

To supply all necessary equipment, including drilling machinery, fuels, lubricants, labor, and all other operating expenses, except as herein specifically provided, at the Contractor's cost and expense.

Sample Recovery and Care.

To exercise reasonable care and precaution to recover as high a percentage drilled material as the nature of the grounds drilled will permit. Contractor will take care to clean the hole at the end and at the start of each rod change to minimize contamination.

At no time shall samples be left unattended at the drill site, unless directed by Company's representative. Contractor will standby at the quoted hourly rate to safeguard samples if requested by Company's representative if normal drilling activities are suspended.

Completion of Holes.

To complete all holes according to specifications, but should conditions be encountered of such a nature as to prevent successful completion of any hole, Contractor does not guarantee to drill to any certain depth, but shall drill as deep as practical and shall be paid for such hole or holes at the rates specified for all footage completed.

To use the greatest care to reduce borehole deviation.

All holes are to be closed off, filled with high solids bentonite or other comparable material, plugged and marked as requested by Company and required by state representative.

Mobilization as defined in drill quotation shall include all time moving from previous project to this project plus truck haulage costs at rates listed in exhibit a quotation. All moving on site shall be billed as moving between holes.

Transportation of Crews and Equipment.

To arrange for land surface transportation to unrestricted sites for crews and equipment.

Insurance.

To be subject to and operate under all applicable Federal and State Enactment's regarding Employer's Liability, Workmen's Compensation, Federal Social Security and Unemployment Compensation insurance, expressly agreeing that its employees engaged in the work covered by this agreement are not and shall not be treated or considered as servants or employees of the Company. To provide third-party liability insurance during the life of this contract with an insurance company or companies authorized to do business in the state where the work is to be performed and satisfactory to

Company with coverage's of the kind and in the amounts set forth by the Company. Contractor shall, prior to the commencement of any work, secure insurance certificates satisfactory to Company showing that said insurance is in full force and effect and that the same shall not be canceled or materially changed without thirty (30) days prior written notice to the Company.

Force Majeure.

Except for the obligation to make money payments, neither party shall be responsible for failure of or delay in performance hereunder if such failure or delay is caused by reason of: "Force Majeure". The term "Force Majeure" shall mean acts of God, strikes, lockouts, wars, insurrections, earthquakes, storms, fires, arrests and restraints by any government, civil disturbances, orders, laws or proclamations of government authorities and any other causes whether of the kind enumerated herein or otherwise which are not reasonably within the control of the party claiming suspension.

Confidentiality.

All confidential information obtained by Contractor in connection with this agreement (unless such information is generally available to the public or is established to be in the general public domain) shall be held in confidence by Contractor and its employees provided said information is clearly identified as confidential material.

INDEMNIFICATION:

Company agrees to indemnify and hold Contractor harmless from and against any and all claims, demands, causes for action (including third party claims for contribution or indemnification) liability and costs (including attorneys' fees) which result from any negligent or wrongful act or omission of Company or others under Company's control, all except and to the extent any demand or cause of action was caused by the negligence or intentional misconduct of Contractor.

CHANGED CONDITIONS:

The discovery of any hazardous waste, substances, pollutants, contaminants, underground obstructions, conditions or utilities on or in the job site which were not brought to the attention of Contractor prior to the date of the Contract will constitute a materially different site condition entitling Contractor, at its option, to terminate the Contract (and to receive payment for all work performed up to and including the date of such termination) or to receive an equitable adjustment in the contract price and time for performance. Contractor, however, shall only have the right to terminate if such different site condition(s) creates additional health and safety risks or requires Contractor to

perform work outside the original scope or beyond its capabilities. In any event, Contractor may terminate operations on a site it believes presents an unreasonable health or safety risk.

PRICING:

The prices in Schedule A hereto will remain firm for a period of sixty days from the date shown on the Project Quote Exhibit A at which time, if the Agreement has not been accepted, Contractor reserves the right to revise any prices or conditions of this offer.

Contractor will invoice bi-monthly on or before the 10th and 25th of the month. To assure mutual agreement on quantities, Company's representative should confer with Contractor's representative on a daily basis, or as often as feasible. Should Company's representative not be available, Contractor shall invoice from quantities detailed on Contractor's Daily Drill Report, copies of which are provided to the Company's representative.

Payment of invoices received by the 10th of the month will be paid on the 15th of the month and invoices received by the 25th of the month will be paid on the 1st of the following month. Contractor is not obligated to complete any portion of any borehole that is in the process of being drilled; or planned to be drilled; or to continue work of any sort should Company not remain current (30) days) on Contractor's accounts receivable.

In the event payment is not made within 30 days, a late payment charge of 1 ½% per month or the maximum amount permitted by law, whichever is lower will be charged, to be computed from the due date to the date payment is received by Contractor, together with all costs and expenses incurred in collection including reasonable Attorney fees and court costs.

OTHER TERMS AND CONDITIONS AND/OR EXCEPTIONS:

The Contractor will comply with all health and safety regulations as applicable to project.

Contractor will report promptly any accidents or injuries of any kind to Company.

No drugs or alcohol will be tolerated at the work site, contraventions will result in dismissal.

Contractor's personnel will attend as required Company Health and Safety briefings and comply with the Company's Health, Safety, and Environmental Policy and with directions given by the Company regarding environmental issues.

Any spills of hazardous materials in reportable amounts from Contractor's equipment or drilling supplies shall be reported immediately to the Company's representative. Cleaning up should be implemented without delay by the Contractor's personnel at no cost to the Company.

In the event that the Contractor caused environmental damage that requires rehabilitation the cost of such rehabilitation whether carried out by the Contractor, the Company, or a third party will be to the Contractor's account.

During the course of the work, the Contractor shall at all times keep the Company's premises and drill sites free from accumulation of waste material or rubbish and upon completion of the work shall remove all tools, and leave the premises in a clean condition. If additional clean up of the Company's premises or exploration mine site is required, this will be to the cost of the Contractor whether the work is performed by Contractor or Company employees.

Contractor shall observe and comply with all applicable State and Federal laws, regulations and orders including BLM regulations, as stipulated in existing operating permits.

At the completion of the contract, the Contractor will be solely responsible for cleaning up all trash and remediation of any damage Contractor has caused to the site. This does not include any activities related to backfilling of sumps or reclaiming drill sites occupied by Contractor.

Should down-the-hole conditions be such as to preclude the drilling of the bore hole to the desired maximum depth, the driller, in consultation with the Company and/or Company's geologist or manger, would jointly decide the maximum safe depth and their decision would be binding upon the Contractor and the Company.

This Agreement including Schedule A collectively (the Agreement) may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents. The Company shall be responsible to provide each party to the Agreement, a fully executed copy once all signatures have been received.

ACCEPTED BY:

INFRASTRUCTURE MATERIALS CORP. US

[signature]
Signature

Todd Montgomery
Print Name: Todd Montgomery

Date Feb 25/09

HARRIS EXPLORATION DRILLING AND ASSOCIATES INC.

Patrick M. Harris
Signature President

Patrick M. Harris
Print Name: Patrick Harris

Date 2-25-09

SCHEDULE A

DRILLING QUOTATION
TO

INFRASTRUCTURE MATERIALS CORP. US

MR. TODD MONTGOMERY

HERINAFTER REFERRED TO AS "COMPANY"

FROM

HARRIS EXPLORATION DRILLING AND ASSOCIATES INC.

PATRICK M. HARRIS

HERE IN AFTER REFERRED TO AS "CONTRACTOR"
260-11 SOUTH ORANGE STREE
ESCONDIDO, CA. 92025

760-741-8890 OFFICE, CELL 760-822-7886
EMAIL ROTARYMAN@COX.NET

Information relative to the work to be undertaken.

1. Work to be located in Southern Nevada near Las Vegas and other locations in Nevada as desired by Company.
2. Holes shall be drilled at various angles up to 45 Degrees utilizing 4 inch dual wall pipe and 4 or 5 inch conventional hammer drilling a 4.75 to 5.75 inch hole at locations as desired by Company.
3. RC Boreholes shall not exceed 500 feet in depth.
4. Drilling shall commence on or about March 15, 2009.
5. Work shall consist of up to 30,000 feet of RC Drilling.
6. Rig shall arrive on site at an agreed to time after contract is signed.

Equipment to be provided for completion of work

Drill Systems MPD 1000 track and or Canterra Buggy drill set up for angle and vertical RC Exploration Drilling to Depths of 500 feet.
All wheel drive Water Truck and All Wheel Drive articulated skidder both capable of hauling water and pipe to drill rig.
Late model Dodge 1 ton pickup with 3 man crew and all necessary equipment to complete project to Company's sampling standards not limited to but including cyclone, matrix m-4 four inch drill pipe in excellent shape, conventional hammer and crossover, tricone bit sub and tricones, dry gillison splitter, wet rotating splitter.
MSHA trained 3 man crew including a sampler and highly experienced driller and helper familiar with all necessary sampling procedures, environmental protection and disturbance limitations and all terrain work.

We can also supply at additional costs specialty sampling equipment such as true RC face sampling down the hole hammers and earth moving equipment, and large capacity 4000 gallon water trucks, boosters, auxiliary compressors etc. as necessary for successful completion of project to desired depths.

The Company will require the Canterra Buggy drill unless the terrain requires the track rig.

MOBILIZATION AND DEMOBILIZATION

Equipment will be mobilized and demobilized to and from our shop in Fallon Nevada to project site by our truck at a cost of 105.00 per hour for each load as necessary to complete project. There will be lump sum charge of $2500.00 per day for each day moving to and between different projects.

DAILY TRAVEL TIME

Contractor will charge after 1 hour per day $125.00 per hour for crew travel.

SPECIAL EQUIPMENT IF REQUESTED BY COMPANY

Auxiliary compressor 900 x 350 air compressor $7500.00 per month plus fuel if needed mounted on 6 x 6 military truck.
Booster compressor $5500.00 rent per month plus fuel if needed for water.
Mack 6 Wheel Drive 4000 gallon Water Tanker $3000.00 per month.

The Company agrees to drilling by the foot but reserves the right to convert to drilling by the hour after each invoice.

DRILLING BY THE HOUR

If Company prefers to work on an hourly basis or rock bit drilling becomes necessary due to water or bore hole conditions all hours consumed at the job site would be chargeable at the rate listed below. The time is understood as commencing and ending with the shift in the field. This covers all of the procedures deemed necessary such as warm up, drilling, conditioning, reaming and any other associated work performed such as casing etc.

($425.00) per hour plus bits and materials utilized

Water Haulage

$120.00 per hour off highway
All on Highway water will be bid on an as needed basis.

DRILLING FOOTAGE TURNKEY

For all footage drilled **with conventional hammer** understood to be from the surface to the maximum depth penetrated by the drill bit, to be charged on a per hole basis using the following rate schedule.

	Depth	Vertical	Angle
0	500 ft	**$12.00**	**$14.00**

*****Above bid includes all conventional hammer bits however RC hammer bits, wear sleeves, drive subs and sample tubes and all drill fluids, cement, bentonite etc. utilized for drilling holes will be charged at our cost plus 10%. It does not include tri-cone bits if necessary. There will be no charge for an auxiliary compressor when drilling Footage Turnkey**

MOVING BETWEEN HOLES AND SET UP

When drilling by the foot moving between drill sites with rig will be billed at a rate of $300.00 per hour.

CONDITIONING AND HOLE ABANDONMENT (FottageTurnkey)

All attempts to regain circulation or maintain bore hole stability for proper sampling and safety of drill string shall be continued up to two hours per hole on footage rate, if however after 2 hours problems continue then driller shall revert to the hourly rate above plus materials with Company approval until situation changes back to normal drilling . **If driller feels hole is unsafe to continue drilling in and Company wishes to continue Company shall be liable for all lost equipment in hole and all hours spent drilling or attempting recovery of equipment at hourly rate listed above.** This shall be noted in log and signed by both driller and Company prior to starting operation. Drill pipe and equipment will be billed at replacement cost plus freight.

Bore hole Abandonment shall be billed at $325.00 per hour plus materials.

Setting and Pulling Casing $375.00 per hour plus all rental equipment, symmetrix casing bits, casing at our cost plus 10%.

STANDBY TIME

While on standby as requested by the Company or waiting on water the following rates will apply. Standby rates will not apply to delays due to weather, permitting or financial Constraints which affect the starting of projects.

With Crew on site $250.00 per hour 8 hour maximum per day

Without Crew on site $175.00 per hour 8 hour maximum per day

PER DIEM AND MATERIALS

A per diem charge of $250.00 per day will be charged for 3 man crew. All materials deemed chargeable such as tri cone bits, face sampling hammer bits, hole abandonment or plugging materials shall be charged to Company at our cost plus 10%.

TERMS AND CONDITIONS

Upon execution of the Agreement and this Schedule A the Company shall deliver a refundable deposit of $25,000.00 to the Contractor. This deposit shall be held and credited back to Company on the final invoice upon completion or termination of project.

Payment of invoices received by the 10th of the month will be paid on the 15th of the month and invoices received by the 25th of the month will be paid on the 1st of the following month.

INFRASTRUCTURE MATERIALS CORP. US

Per______________________

Todd Montgomery

HARRIS EXPLORATION DRILLING AND ASSOCIATES INC.

Per Patrick M. Harris President HED+A

Patrick Harris